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                                                                    EXHIBIT 21.1

                             LIST OF SUBSIDIARIES

Dragon Acquisition Corporation, a Florida corporation
Globe-1, Incorporated, a Washington corporation
Hardware.com, Inc., a Delaware corporation
Zanova Inc., a Delaware corporation
Onvia.com, Inc. (Canada)